F&G Annuities & Life Reports Second Quarter 2024 Results Des Moines, Iowa – (August 5, 2024) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the second quarter ended June 30, 2024. Net earnings attributable to common shareholders (net earnings) for the second quarter of $198 million, or $1.55 per diluted share (per share), compared to net earnings of $130 million, or $1.04 per share, for the second quarter of 2023. Net earnings for the second quarter of 2024 included $70 million of net favorable mark-to-market effects and $11 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net earnings for the second quarter of 2023 included $56 million of net favorable mark-to-market effects and $5 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the second quarter of $139 million, or $1.10 per share, compared to $79 million, or $0.63 per share for the second quarter of 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. The second quarter of 2024 includes short-term investment income from alternative investments and $4 million of CLO redemption gains and bond prepay income, partially offset by $16 million net expense from actuarial model updates and refinements, whereas the second quarter of 2023 included short-term investment income from alternative investments and $5 million of bond prepay income. Please see “Second Quarter 2024 Results” and “Non-GAAP Measures and Other Information” for further explanation. Company Highlights • Record and sustainable sales growth across multi-channel platform: Gross sales of $4.4 billion for the second quarter, an increase of 47% over the second quarter 2023 driven by record retail channel sales and robust institutional market sales • Record invested assets with strong investment returns: Record assets under management (AUM) were $52.2 billion as of June 30, 2024, an increase of 13% from $46.0 billion in the prior year quarter, driven by new business flows, stable inforce retention and net debt and equity proceeds over the past twelve months. AUM before flow reinsurance was $61.4 billion as of June 30, 2024. The investment portfolio is performing well, as expected • Strong and expanding adjusted return on assets, excluding significant items: Remains above baseline of 110 basis points shared at our Investor Day in October 2023 • Solid balance sheet supports both organic growth and return of capital to shareholders: F&G returned $32 million of capital to shareholders from common and preferred dividends in the second quarter Chris Blunt, Chief Executive Officer, commented, “We delivered record assets under management before flow reinsurance in the second quarter of $61.4 billion, a 21% increase over the second quarter of 2023. This strong growth was driven by record gross sales of $4.4 billion, a 47% increase over the second quarter of 2023, with record retail sales and robust institutional market sales. We continue to benefit from strong demand for our products given demographic tailwinds, prior investments in building out our multi-channel sales platform and continued strong investment performance. Excluding significant items, we generated $171 million of adjusted net earnings and expanded our adjusted return on assets to 130 basis points as benefits from investment margin, accretive flow reinsurance and owned distribution margin, as well as disciplined expense management, continue to emerge. Overall, it was an outstanding quarter and we are well on pace to achieve our Investor Day targets.”

Summary Financial Results[1]

(In millions, except per share data)

	Three Months Ended				Six Months Ended			
	June 30, 2024		June 30, 2023		2024		2023	
Total gross sales	$	4,420	$	3,008	$	7,915	$	6,289
Net sales	$	3,445	$	2,212	$	5,747	$	4,421
Assets under management (AUM)	$	52,208	$	46,004	$	52,208	$	46,004
Average assets under management (AAUM) YTD	$	50,181	$	44,817	$	50,181	$	44,817
Adjusted return on assets		0.98 %		0.62 %		0.98 %		0.62 %
Net earnings (loss)	$	198	$	130	$	309	$	(65)
Net earnings (loss) per share	$	1.55	$	1.04	$	2.45	$	(0.52)
Adjusted net earnings	$	139	$	79	$	247	$	140
Adjusted net earnings per share	$	1.10	$	0.63	$	1.97	$	1.12
Book value per common share	$	27.02	$	19.98	$	27.02	$	19.98
Book value per common share, excluding AOCI	$	42.52	$	40.70	$	42.52	$	40.70

Second Quarter 2024 Results

Record profitable gross sales: Gross sales of $4.4 billion for the second quarter, an increase of 47% over the second quarter of 2023, driven by record retail channel sales and robust institutional market sales.

Record Retail channel sales of $3.2 billion for the second quarter, an increase of 39% over the second quarter of 2023, driven by strong annuity sales.

Robust Institutional market sales of $1.2 billion, compared to $0.7 billion in the second quarter of 2023, driven by higher funding agreements due to more favorable market conditions.

Net sales of $3.4 billion for the second quarter, an increase of 55% over the second quarter of 2023.

Record assets under management (AUM) were $52.2 billion as of June 30, 2024, an increase of 13% from $46.0 billion as of June 30, 2023. AUM before flow reinsurance was $61.4 billion as of June 30, 2024. A rollforward of AUM can be found in the Non-GAAP Measures section of this release.

Adjusted net earnings were $139 million, or $1.10 per share, in the second quarter, compared to $79 million, or $0.63 per share for the second quarter of 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations.

- Adjusted net earnings of $139 million, or $1.10 per share, for the second quarter of 2024 include $145 million, or $1.11 per share, of investment income from alternative investments and $4 million, or $0.03 per share, of CLO redemption gains and bond prepay income; partially offset by $16 million, or $0.12 per share, of net expense from actuarial model updates and refinements. Alternative investments investment income based on management's long-term expected return of approximately 10% was $165 million, or $1.26 per share.
- Adjusted net earnings of $79 million, or $0.63 per share, for the second quarter of 2023 included $82 million, or $0.66 per share, of investment income from alternative investments and $5 million, or $0.04 per share, of bond prepay income. Alternative investments investment income based on management's long-term expected return of approximately 10% was $137 million, or $1.10 per share.

As compared to the prior year, the adjusted net earnings increase reflects asset growth, margin diversification from accretive flow reinsurance fees and owned distribution margin, disciplined expense management and higher interest expense due to planned capital market activity.

[1]See definition of non-GAAP measures below

Capital and Liquidity Highlights

Total F&G equity attributable to common shareholders excluding AOCI was $5.4 billion, or $42.52 per share, based on 126 million common shares outstanding as of June 30, 2024. This reflects an increase of $1.42, or 3%, during the quarter, including $1.01 per share increase from adjusted net earnings and other and $0.56 per share net increase for mark-to-market movements; partially offset by $0.15 per share decrease from capital actions.

Book value per common share excluding AOCI as of March 31, 2024	$	41.10
Adjusted net earnings and other		1.01
Book value per common share excluding AOCI, before capital actions & mark-to-market	$	42.11
Capital actions		(0.15)
Book value per common share excluding AOCI, before mark-to-market	$	41.96
Mark-to-market movement		0.56
Book value per common share excluding AOCI as of June 30, 2024	$	42.52

Our consolidated debt outstanding increased to $2.1 billion at June 30, reflecting a $300 million net increase for the successful refinance and partial tender offer of our upcoming 2025 senior note maturity. Our debt to capitalization ratio, excluding AOCI, was 26.4% as of June 30, 2024. We expect this ratio to revert to our long-term target of 25 percent once the remaining $300 million of senior notes matures in 2025.

During the second quarter, F&G returned $32 million of capital to shareholders from common and preferred dividends.

Conference Call

We will host a call with investors and analysts to discuss F&G's second quarter 2024 results on Tuesday, August 6, 2024, beginning at 9:00 a.m. Eastern Time. A live webcast of the conference call will be available on the F&G Investor Relations website at fglife.com. The conference call replay will be available via webcast through the F&G Investor Relations website at fglife.com. The telephone replay will be available from 1:00 p.m. Eastern Time on August 6, 2024, through August 13, 2024, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 10190181.

About F&G

F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company's management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as "believes", "expects", "may", "will", "could", "seeks", "intends", "plans", "estimates",

“anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) June 30, 2024 December 31, 2023 Assets Investments Fixed maturity securities available for sale, at fair value, (amortized cost of $47,236), net of allowance for credit losses of $58 at June 30, 2024 $ 43,826 $ 40,419 Preferred securities, at fair value 332 469 Equity securities, at fair value 147 137 Derivative investments 1,032 797 Mortgage loans, net of allowance for credit losses of $64 at June 30, 2024 5,439 5,336 Investments in unconsolidated affiliates (certain investments at fair value of $358 at June 30, 2024) 3,705 3,071 Other long-term investments 660 608 Short-term investments 421 1,452 Total investments $ 55,562 $ 52,289 Cash and cash equivalents 3,526 1,563 Reinsurance recoverable, net of allowance for credit losses of $21 at June 30, 2024 11,031 8,960 Goodwill 2,017 1,749 Prepaid expenses and other assets 983 931 Other intangible assets, net 4,952 4,207 Market risk benefits asset 103 88 Income taxes receivable 11 27 Deferred tax asset, net 327 388 Total assets $ 78,512 $ 70,202 Liabilities and Equity Contractholder funds $ 53,602 $ 48,798 Future policy benefits 7,636 7,050 Market risk benefits liability 459 403 Accounts payable and accrued liabilities 2,328 2,011 Notes payable 2,038 1,754 Funds withheld for reinsurance liabilities 8,661 7,083 Total liabilities $ 74,724 $ 67,099 Equity Preferred stock $0.001 par value; authorized 25,000,000 shares as of June 30, 2024; outstanding and issued shares of 5,000,000 as of June 30, 2024 — — Common stock $0.001 par value; authorized 500,000,000 shares as of June 30, 2024; outstanding and issued shares of 126,104,247 and 127,133,074 as of June 30, 2024, respectively — — Additional paid-in-capital 3,449 3,185 Retained earnings 2,182 1,926 Accumulated other comprehensive income (loss) ("AOCI") (1,953) (1,990) Treasury stock, at cost (1,028,827 shares as of June 30, 2024) (24) (18) Total F&G Annuities & Life, Inc. shareholders' equity $ 3,654 $ 3,103 Noncontrolling interests 134 — Total equity $ 3,788 $ 3,103 Total liabilities and equity $ 78,512 $ 70,202

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS SECOND QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended Six months ended June 30, 2024 June 30, 2023 June 30, 2024 June 30, 2023 Revenues Life insurance premiums and other fees $ 487 $ 576 $ 1,205 $ 941 Interest and investment income 684 525 1,300 1,044 Owned distribution revenues 18 — 41 — Recognized gains and (losses), net (17) 67 195 52 Total revenues 1,172 1,168 2,741 2,037 Benefits and expenses Benefits and other changes in policy reserves 608 817 1,769 1,629 Market risk benefit (gains) losses 20 (30) 9 29 Depreciation and amortization 147 104 270 194 Personnel costs 69 56 135 109 Other operating expenses 46 33 104 69 Interest expense 28 25 58 47 Total benefits and expenses 918 1,005 2,345 2,077 Earnings (loss) before income taxes 254 163 396 (40) Income tax expense (benefit) 50 33 76 25 Net earnings (loss) 204 130 320 (65) Less: Noncontrolling interests 1 — 2 — Net earnings (loss) attributable to F&G 203 130 318 (65) Less: Preferred stock dividend 5 — 9 — Net earnings (loss) attributable to F&G common shareholders $ 198 $ 130 $ 309 $ (65) Net earnings (loss) attributable to F&G common shareholders per common share Basic $ 1.60 $ 1.04 $ 2.49 $ (0.52) Diluted $ 1.55 $ 1.04 $ 2.45 $ (0.52) Weighted average common shares used in computing net earnings (loss) per common share Basic 124 125 124 125 Diluted 131 125 130 125

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) AND ADJUSTED NET EARNINGS (LOSS)

	Three months ended		Six months ended	
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Reconciliation of net earnings (loss) to adjusted net earnings attributable to common shareholders [1]				
Net earnings (loss) attributable to common shareholders	$ 198	$ 130	$ 309	$ (65)
Non-GAAP adjustments				
Recognized (gains) and losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	(37)	27	(85)	75
Change in allowance for expected credit losses	21	20	22	28
Change in fair value of reinsurance related embedded derivatives	(10)	(17)	8	2
Change in fair value of other derivatives and embedded derivatives	8	—	69	(1)
Recognized (gains) losses, net	(18)	30	14	104
Market related liability adjustments	(71)	(102)	(126)	142
Purchase price amortization	19	6	41	11
Transaction costs and other non-recurring items	(3)	—	(3)	2
Noncontrolling interest	(2)	—	(5)	—
Income taxes adjustment	16	15	17	(54)
Adjusted net earnings attributable to common shareholders [1]	$ 139	$ 79	$ 247	$ 140

[1]See definition of non-GAAP measures below

- Adjusted net earnings of $139 million, or $1.10 per share, for the second quarter of 2024 include $145 million, or $1.11 per share, of investment income from alternative investments and $4 million, or $0.03 per share, of CLO redemption gains and bond prepay income; partially offset by $16 million, or $0.12 per share, of net expense from actuarial model updates and refinements. Alternative investments investment income based on management's long-term expected return of approximately 10% was $165 million, or $1.26 per share.

- Adjusted net earnings of $79 million, or $0.63 per share, for the second quarter of 2023 included $82 million, or $0.66 per share, of investment income from alternative investments and $5 million, or $0.04 per share, of bond prepay income. Alternative investments investment income based on management's long-term expected return of approximately 10% was $137 million, or $1.10 per share.

- Adjusted net earnings of $247 million, or $1.97 per share, for the six months ended June 30, 2024 include $245 million, or $1.88 per share, of investment income from alternative investments and $10 million or $0.08 per share of CLO redemption gains and bond prepay income; partially offset by $16 million, or $0.12 per share, of net expense from actuarial model updates and refinements. Alternative investments investment income based on management's long-term expected return of approximately 10% was $317 million, or $2.44 per share.

- Adjusted net earnings of $140 million, or $1.12 per share, for the six months ended June 30, 2023 included $181 million, or $1.45 per share, of investment income from alternative investments and $5 million, or $0.04 per share, of bond prepay income, partially offset by $37 million, or $0.30 per share, tax valuation allowance expense. Alternative investments investment income based on management's long-term expected return of approximately 10% was $269 million, or $2.15 per share.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	Three months ended		
(In millions)	June 30, 2024	March 31, 2024	December 31, 2023
Total F&G Annuities & Life, Inc. shareholders' equity	3,654	3,546	3,103
Less: Preferred stock	250	250	—
Total F&G equity attributable to common shareholders	3,404	3,296	3,103
Less: AOCI	(1,953)	(1,883)	(1,990)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 5,357	$ 5,179	$ 5,093
Common shares outstanding	126	126	126
Book value per common share	$ 27.02	$ 26.16	$ 24.63
Book value per common share, excluding AOCI	$ 42.52	$ 41.10	$ 40.42

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE FLOW REINSURANCE

	Three months ended		
(In millions)	June 30, 2024	March 31, 2024	December 31, 2023
AUM at beginning of period	$ 49,787	$ 49,103	$ 47,103
Net new business asset flows	3,057	2,116	3,165
Net flow reinsurance to third parties	(930)	(1,407)	(1,352)
Net capital transaction proceeds (disbursements)	294	(25)	187
AUM at end of period[1]	$ 52,208	$ 49,787	$ 49,103
AAUM YTD[1]	$ 50,181	$ 49,400	$ 46,044
AUM before flow reinsurance	$ 61,370	$ 58,020	$ 55,928

SALES HIGHLIGHTS

	Three months ended		Six months ended	
(In millions)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Total annuity sales	3,123	2,288	5,887	5,012
Indexed universal life ("IUL")	44	42	86	79
Funding agreements ("FABN/FHLB")	915	200	1,020	456
Pension risk transfer ("PRT")	338	478	922	742
Gross sales(1)	4,420	3,008	7,915	6,289
Sales attributable to flow reinsurance to third parties	(975)	(796)	(2,168)	(1,868)
Net sales(1)	$ 3,445	$ 2,212	$ 5,747	$ 4,421

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings attributable to common shareholders Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non- recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and (vii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Flow Reinsurance AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.